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                                                                     EXHIBIT 7.4


                                   TERM NOTE B

$16,000,000.00                                                September 29, 1995


     FOR VALUE RECEIVED, CENTRAL PRODUCTS ACQUISITION CORP., a Delaware corporation ("Borrower"), promises to pay to the order of HELLER FINANCIAL, INC., a Delaware corporation ("PAYEE"), on or before the Term Loan B Expiry Date (as defined in the Credit Agreement referred to below), the lesser of
(i) SIXTEEN MILLION and No/100 DOLLARS ($16,000,000.00), or (ii) the unpaid principal amount of all advances made by Payee to Borrower in connection with Term Loan B under the Credit Agreement referred to below.

     Borrower also promises to pay interest on the unpaid principal amount of this Term Note B at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement dated as of September 29, 1995, by and among Borrower, Spinnaker Industries, Inc. and Heller Financial, Inc. (said Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the "CREDIT AGREEMENT"; capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement).

     This Term Note B is the "Term Note B" as defined in the Credit Agreement and is issued pursuant to, and entitled to the benefits of, the Credit Agreement to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan B evidenced hereby is made and is to be repaid. This Term Note B is executed to evidence the indebtedness incurred under the Term Loan B made pursuant to the Credit Agreement.

     Borrower shall make principal payments on this Term Note B on such dates as required pursuant to the terms of the Credit Agreement and in an amount determined in accordance with the provisions thereof; PROVIDED that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance on this Term Note B, together with all unpaid interest thereon.

     All payments of principal and interest due in respect of this Term Note B shall be made without deduction, defense, set-off or counterclaim, in lawful money of the United States of America, and in same day funds and delivered to Heller by wire transfer to Heller's Account, ABA No. 0710-0001-3, Account No. 5500540 at First National Bank of Chicago, One First National Plaza, Chicago, Illinois 60670, Reference: Heller Corporate Finance Group for the benefit of Central Products Acquisition Corp. or at such other place as shall be designated by notice for such purpose in accordance with the terms of the Credit Agreement.

     Whenever any payment on this Term Note B shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Term Note B.

     Payee and any subsequent holder of this Term Note B agree that before disposing of this Term Note B or any part hereof, it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; PROVIDED, HOWEVER, that the failure to make a notation of any payment made on this Term Note B shall not limit, enlarge or otherwise affect the obligation of Borrower hereunder with respect to payments of principal or interest on this Term Note B.



TERM NOTE B - Page 1


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     This Term Note B is subject to mandatory and voluntary prepayment by
Borrower as provided in Section 2.4 of the Credit Agreement.

     THIS TERM NOTE B SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Term Note B may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

     The terms of this Term Note B are subject to amendment only in the manner provided in the Credit Agreement.

     No reference herein to the Credit Agreement and no provision of this Term Note B or the Credit Agreement shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Term Note B at the place, at the respective times, and in the currency herein prescribed.

     Borrower promises to pay pursuant and subject to Section 10.1(C) of the Credit Agreement all costs and expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Term Note B. Borrower hereby waives diligence, presentment, protest, demand, notice of intent to accelerate, notice of acceleration and any other notice of every kind (except such notices as may be required under the Credit Agreement) and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

     IN WITNESS WHEREOF, Borrower has caused this Term Note B to be executed and delivered by its duly authorized officer, as of the day and year first written above.

                              CENTRAL PRODUCTS ACQUISITION CORP.



                              By: /s/ Ned N. Fleming, III
                                  --------------------------------
                                  Ned N. Fleming, III, President



TERM NOTE B - Page 2